Exhibit 99.1

CONTACT AT ARBIOS:
Walter C. Ogier, President and CEO
1-781-839-7293

CONTACT AT MacDOUGALL BIOMEDICAL COMMUNICATIONS:
Doug MacDougall
1-508-647-0209

ARBIOS SYSTEMS REPORTS FAVORABLE RESULTS FROM THE SEPET™ FEASIBILITY CLINICAL TRIAL

High Rates of Disease Response and Favorable Safety Profile Observed with 15 Patients Enrolled

WALTHAM, MA - APRIL 3, 2007 -- Arbios Systems, Inc. (OTC: ABOS), a company developing proprietary medical devices and cell-based therapies for the millions of patients each year who experience or are at risk for life-threatening episodes of liver failure, today announced further favorable, preliminary results following the enrollment of 15 patients in the feasibility clinical trial of its SEPET™ Liver Assist Device. This single arm, uncontrolled study is being conducted in major liver transplant hospitals under a U.S. Food and Drug Administration (FDA) Investigational Device Exemption (IDE).

Continued high, rapid rates of disease response have been observed in the SEPET™ treatments thus far, involving reversal of hepatic encephalopathy (also known as liver coma) associated with acute episodes of liver failure in patients with chronic liver disease and advanced cirrhosis. In addition, Arbios has continued to observe a favorable device safety profile in the SEPET™ treatments.

“Preliminary results from this first clinical trial of our SEPET™ Liver Assist Device continue to exceed our expectations in terms of disease response and tolerability, including some dramatic individual patient responses to treatment,” commented Walter Ogier, President and Chief Executive Officer of Arbios. “Although very encouraging to both us and our clinical investigators, we must underscore that these data are preliminary and need to be confirmed through further data quality assurance and then proven in a controlled, randomized clinical trial. We are using these data as the foundation for developing a pivotal clinical trial of SEPET™ and hope to meet with FDA in the next several months to discuss design of the trial.”

The SEPET™ feasibility study has so far enrolled patients suffering hepatic encephalopathy ranging from Grade 2 (characterized by pronounced lethargy and loss of muscle motor control) to Grade 3 (inability to remain awake) to Grade 4 (coma). The majority of patients in the study have had Grade 3 encephalopathy at the outset of treatment, and patients have been provided up to four, sequential, daily SEPET™ treatments, generally until they achieved a durable, stable disease response. Preliminary analysis of the clinical trial results indicates an approximate 70% overall response rate (reduction of encephalopathy by at least two grades) with another approximately 20% of patients achieving a partial response (reduction of encephalopathy by one grade). In addition, the clinical responses were generally observed within 48 hours after initiation of treatment with many occurring during the 5-6 hours of the first treatment, and improved overall liver function was documented as determined by biochemical measures. Treatment was halted prior to achievement of stable response in three of the 15 patients enrolled (one related to bleeding risk likely caused by use of heparin for anticoagulation and two related to repeated malfunction of a dialysis machine).

Just one out of the 15 patients enrolled proved refractory to repeated SEPET™ treatment, achieving only a one-grade improvement in their encephalopathy. Two severe adverse events likely associated with SEPET™ treatment have been reported to date, including one incident of mild bleeding likely associated with use of heparin for anticoagulation and one incident of transient moderate decline in blood platelets count. Both types of events are expected in extracorporeal therapy procedures, and both were treated and resolved satisfactorily. FDA has recently allowed discretionary substitution of an alternative anticoagulation method, utilizing sodium citrate instead of heparin, meant to reduce bleeding risk in future treatments.

About the SEPET™ Liver Assist Device

The SEPET™ Liver Assist Device is a sterile, disposable cartridge containing microporous hollow fibers with unique permeability characteristics. When a patient's blood is passed through these fibers, blood plasma components of specific molecular weights are expressed through the micropores, thereby cleansing the blood of harmful impurities (i.e., hepatic failure toxins as well as various mediators of inflammation and inhibitors of liver regeneration). These substances would otherwise progressively accumulate in the patient's bloodstream during liver failure, causing hypotension, increasing risk of sepsis development and accelerating damage to the liver, lungs and other organs, including the brain and kidneys, and suppressing the function and regeneration of the liver. SEPET™ is designed for use with standard blood dialysis systems available in hospital intensive care units. SEPET™ is currently being evaluated in a feasibility clinical trial approved for enrollment of up to 20 patients to assess the safety and tolerability of the SEPET™ Liver Assist Device as well as its preliminary effectiveness. Current clinical sites for the trial include Albert Einstein Medical Center in Philadelphia, Cedars Sinai Medical Center in Los Angeles, the University of California at San Diego (UCSD) Medical Center, and the University of California at San Francisco (UCSF) Medical Center.

About Arbios Systems
Arbios Systems, Inc. is developing proprietary medical devices and cell-based therapies to enhance the survival of millions of patients each year who experience, or are at risk for, life-threatening episodes of liver failure. The Arbios product candidate portfolio includes the SEPET™ Liver Assist Device, a novel blood purification therapy that provides enhanced “liver dialysis,” and the HepatAssist™ Cell-Based Liver Support System, a bioartificial liver that combines blood detoxification with liver cell therapy to replace whole liver function in patients with the most severe forms of liver failure. Arbios recently announced the in-license of a portfolio of issued U.S. and pending patents relating to its SEPET™ technology.

This press release contains forward-looking statements, including but not limited to Statements pertaining to our clinical trial results and plans to obtain regulatory approval for our product candidates. These statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to data obtained from early clinical trials being predictive of data to be obtained in later clinical trials, preliminary data from trials being predictive of final trial results, the protection afforded by patents and patents applications, the goals and results of clinical trials, compliance with regulatory requirements, labeling of our products, the need for subsequent substantial additional financing to complete clinical development of its product candidates, future markets and demand for the Arbios’ product candidates, our ability to successfully market our product candidates and technologies, and our ability to maintain relationships with key employees, consultants and advisors. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could materially affect the Company. Arbios cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 for a description of risks that may affect our results or business conditions. Arbios does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. SEPET™ and HepatAssist™ are trademarks of Arbios Systems, Inc.

# # #